EXHIBIT 10.38

EVERTEC, INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of this 17th day of December, 2014 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and the person whose signature, name and title appear in the signature block hereof (the “Participant”).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2013 Equity Incentive Plan (the “Plan”); and

WHEREAS, in connection with the Participant’s service as a member of the Board of Directors of the Company (the “Directorship”), and in accordance with the Company’s Director Compensation Policy, the Company desires to grant Restricted Stock Units (“RSUs”) to the Participant (the “Award”), subject to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Grant of RSUs. In consideration of the Directorship, the Company will grant to the Participant one thousand seven hundred forty-nine (1,749) RSUs. Each RSU represents the unfunded and unsecured promise of the Company to deliver to the Participant one share of common stock, par value $.01 per share, of the Company (the “Common Stock”) on the Settlement Date (as defined in Section 4 hereof), subject to the sole discretion of the Company to settle the Award on a cash basis.

2.	Purchase Price. The purchase price of the RSUs shall be deemed to be zero U.S. Dollars per share.

3.	Vesting. The RSUs shall vest and become non-forfeitable upon the earlier of (a) and (b) below (the “Vesting Date”):

(a)	the day immediately preceding the Company’s next Annual Meeting of Stockholders following the Date of Grant; and

(b)	termination of the Directorship as the result of the Participant’s death or Disability (defined below).

provided, in each case that the Participant is actively carrying out his or her duties in connection with the Directorship at all times from the Date of Grant through the Vesting Date. Furthermore, in the event that the Directorship is terminated for any reason prior to the Vesting Date, the RSUs shall be forfeited for no consideration. For purposes of this section, “Disability” means the Participant’s inability to perform the Directorship by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12) month period.

4.	Settlement. Within sixty (60) days following the Vesting Date or the day any RSUs are automatically vested in accordance with the terms and conditions of this Agreement (the “Settlement Date”), (a) the Company shall, in its discretion, either (i) issue and deliver to the Participant one share of Common Stock for each vested RSU (the “Shares”) and enter the Participant’s name as a shareholder of record or beneficial owner with respect to the Shares on the books of the Company, or (ii) settle the Award on a cash basis; and (b) the Company shall calculate the Dividend Payment (as defined in Section 5 below).

5.	Dividend Equivalents. If the Company pays a cash dividend on its outstanding Common Stock at any time between the Date of Grant and the Vesting Date — provided that the date on which stockholders of record are determined for purposes of paying a cash dividend on issued and outstanding shares of the Common Stock falls after the Date of Grant — the Participant shall receive a lump sum cash payment on the Settlement Date equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock multiplied by the number of RSUs granted under this Agreement (the “Dividend Payment”).

6.	Taxes. Unless otherwise required by applicable law, on the Settlement Date, (a) the Shares shall be valued at Fair Market Value; (b) the Participant shall recognize taxable income with respect to the Shares and the Dividend Payment; (c) the Company shall report such income to the appropriate taxing authorities as it determines to be necessary and appropriate; (d) the Participant shall be responsible for payment of any taxes due in respect of the Shares and the Dividend Payment; and (e) the Company shall withhold taxes in respect of the Shares and the Dividend Payment (a “Tax Payment”); provided, however, that the Participant may elect, subject to the Company’s approval in its sole discretion, to satisfy his or her or her obligation to pay the Tax Payment by authorizing the Company to withhold from the Shares otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment (i.e., a “cashless exercise”). If the Participant fails to pay any required Tax Payment, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment (including reducing the number of Shares delivered on the Settlement Date).

7.	Rights as Stockholder. Upon and following the Settlement Date (but not before), the Participant shall be the record or beneficial owner of the Shares unless and until such shares are sold or otherwise disposed of, and, if a record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights).

8.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein.

9.	Notice. Every notice or other communication relating to this Agreement shall be made in writing and the notice, request or other communication shall be deemed to be received upon receipt by the party entitled thereto. Any notice, request or other communication by the Participant should be delivered to the Company’s General Counsel.

10.	Miscellaneous. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. This Agreement may be signed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Date of Grant set forth above.

EVERTEC, INC.	THE PARTICIPANT

/s/ Juan José Román	/s/ Thomas W. Swidarski
Juan José Román	Thomas W. Swidarski
Executive Vice President & Chief Financial Officer	Independent Director

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